Exhibit 1(e)

Audit Committee Regulations

(English Translation)

Article 1. Purpose

1.	The purpose of these Regulations is to achieve the proper and smooth operation of MUFG’s Audit Committee.

2.	Matters concerning the audit activities of the Audit Committee shall be based on the Audit Committee Audit Standards stipulated in accordance with resolutions by the Audit Committee, and detailed matters concerning the operation of the Audit Committee shall be decided based on resolutions by the Audit Committee as necessary.

Article 2. Amendment, Abolition, or Renewal

1.	At the meeting of Audit Committee held in the first month of each business year, the Audit Committee shall study and review these Regulations, Audit Committee Audit Standards, and detailed rules (hereinafter, the “Regulations, etc.”), and hold a resolution concerning the amendment, abolition, or renewal of the Regulations, etc.

2.	Notwithstanding the provisions of the preceding paragraph, the Audit Committee can conduct resolutions on the amendment or abolishment of the Regulations, etc., as necessary.

Article 3. Organization

1.	The Audit Committee shall be composed of at least three directors not executing the business of MUFG or its subsidiaries selected by resolution of the Board of Directors. The majority of the Audit Committee must consist of outside directors.

2.	Each Audit Committee member must satisfy the requirements of all laws and regulations applicable to MUFG, including requirements for independence set out in the U.S. Securities Exchange Act of 1934, the SEC rules, and the New York Stock Exchange rules. Furthermore, in principle, at least one member of the Audit Committee must qualify as a financial expert as set out under the U.S. law and rules above.

3.	The Audit Committee shall have full-time director member(s).

4.	A chairman of the Audit Committee shall be designated by the Audit Committee. The Chairman of the Audit Committee shall convene and run the Audit Committee, and carry out the duties delegated by the Audit Committee.

5.	The Audit Committee can appoint outside experts as outside expert members to participate in discussions by the Audit Committee.

6.	The Audit Committee can establish an Audit Committee Secretariat independent from the executive function to assist audit activities.

7.	The Audit Committee and the Audit Committee Secretariat shall endeavor to share information on the status and results of audit activity, and discuss proposals to be submitted or reported to the Audit Committee, methods and procedures of audits by the Audit Committee, and other important matters, etc. concerning audits.

Article 4. Authority

The Audit Committee and members of the Audit Committee shall have the authority stipulated by laws and regulations, the Articles of Incorporation, and these Regulations, and receive reports, conduct discussions, and make resolutions on important matters concerning audits.

Article 5. Meetings to be Held

A meeting of the Audit Committee shall be held once a month in general; provided, however, that meetings can also be held on an ad hoc basis as necessary.

Article 6. Person Entitled to Convene Meetings

The Audit Committee shall be convened by the Chairman of the Audit Committee; provided, however, that this shall not prevent convocation by other members of the Audit Committee.

Article 7. Convocation Notices

1.	Convocation notices for the Audit Committee shall be issued to each member of the Audit Committee at least three (3) days prior to the date of the Audit Committee meeting; provided, however, that the foregoing shall not apply in cases of emergency.

2.	The Audit Committee can be convened without convocation procedures if all members of the Audit Committee consent.

Article 8. Chairman or member of the Audit Committee serving as a special company auditor

1.	The Chairman of the Audit Committee shall chair the Audit Committee. If the Chairman of the Audit Committee is unable to act as such, another member of the Audit Committee shall serve as the head in accordance with the order predetermined by the Audit Committee.

2.	For the Audit Committee meetings convened by a member of the Audit Committee other than the Chairman, the convener shall serve as the chairman.

3.	The Audit Committee can select, designate, or specify a member of the Audit Committee serving as a specific corporate auditor (a member of the Audit Committee stipulated in Article 132 Paragraph 5 Item 4 A of the Ordinance for Enforcement of the Companies Act and Article 130 Paragraph 5 Item 4 A of the Ordinance on Accounting of Companies) through resolution.

Article 9. Resolutions

Resolutions of the Audit Committee shall be adopted with the affirmative vote of a majority of the members present who constitute in number a majority of all the members eligible to vote; provided, however, that members with a special interest cannot participate in resolutions.

Article 10. Matters for Resolution

1.	Each of the following items shall be determined through resolutions by the Audit Committee.

1.	Preparation of the Audit Committee Report;

2.	Establishment of audit policies and audit plans;

3.	Division of duties among members of the Audit Committee;

4.	Selection and dismissal of full-time members of the Audit Committee;

5.	Selection of the Chairman of the Audit Committee;

6.	Policy for deciding on the dismissal or non-reappointment of the accounting auditor;

7.	Content of proposals concerning the election, dismissal and non-reappointment of the accounting auditor to be submitted to general meetings of shareholders;

8.	Matters concerning the compensation, monitoring, etc. of the accounting auditor;

9.	Matters concerning shareholders’ derivative lawsuits, former shareholders’ derivative lawsuits, and multiple derivative actions;

10.	Amendment or abolishment of Audit Committee Regulations or Detailed Rules and Audit Committee Audit Standards;

11.	Establishment of Audit Committee Secretariat and other structures for ensuring the effectiveness of audits by the Audit Committee;

12.	Matters concerning the key personnel of the Internal Audit Division; and

13.	Other important matters concerning audits.

2.	In relation to the removal of the accounting auditor, and the partial exemption and the supporting intervention on the defendant’s side in the liabilities of directors, etc. or directors, etc. of subsidiaries in shareholders’ lawsuits, former shareholders’ derivative lawsuits, and multiple derivative actions, the consent of all members of the Audit Committee may be given through discussions by the Audit Committee.

Article 11. Relationship with Internal Audit Department

1.	The Audit Committee shall receive reports from the Group CAO and/or the Internal Audit Division on all matters concerning audit activities.

2.	In the event that an audit, etc. on the executive function is necessary, the Audit Committee can instruct the Group CAO and the Internal Audit Division to forego reporting for a reasonable period to members of the executive function deemed to potentially become involved in the audit, etc.

3.	The Audit Committee shall determine by resolution matters concerning the Group CAO as set out in Article 10 Paragraph 1 Item 12 and perform evaluations of the Group CAO.

Article 12. Response to Overseas Regulations

1.	Matters that require the action or involvement of the members of the Audit Committee or the Audit Committee based on overseas laws, regulations, securities exchange regulations, etc. can be responded to by the Audit Committee within the scope allowed by Japanese laws and regulations, MUFG’s Articles of Incorporation, and these Regulations.

2.	In the event of MUFG or a specific affiliate receiving services from an accounting auditor, etc., before the receipt of such services, an advance approval is required through a resolution by the Audit Committee or a decision by a member of the Audit Committee designated by the Audit Committee. The definitions of a “specific affiliate,” “accounting auditor, etc.,” and “member of the Audit Committee designated by the Audit Committee” and the specific policies and procedures regarding advance approval are designated in the detailed rules based on resolutions by the Audit Committee.

Article 13. Reports

1.	A member of the Audit Committee designated to conduct specific duties shall report to the Audit Committee on the status of audit work as necessary, and must report at any time at the request of the Audit Committee. In addition, that member of the Audit Committee shall report to the Audit Committee every six months on the status of audits during the period.

2.	Members of Audit Committee that receive important reports from an accounting auditor, executive officer, director, or other party must report this to the Audit Committee.

3.	The items for reporting and method for reporting to the Audit Committee can be determined in the audit policies and audit plans for that fiscal year.

4.	The Audit Committee can request reports and opinions from parties other than members of the Audit Committee as necessary, such as executive officers, directors, managers of divisions at MUFG, or accounting auditors.

5.	The Audit Committee can request reports from the directors, audit and supervisory committees, corporate auditors, executive officers, executive members, parties that perform duties based on Article 598 Paragraph 1 of the Companies Act, other parties equivalent to the foregoing and employees of subsidiaries; or parties that have received reports from such parties.

Article 14. Measures Concerning Special Reports

1.	If a member of the Audit Committee or the Audit Committee receives from executive officers or directors a report of the discovery of an event that could cause significant damages to MUFG, the Audit Committee shall discuss whether an investigation is required. If an investigation is required, such an investigation shall be conducted and the appropriate measures shall be taken depending on the circumstances, such as reports to the Board of Directors or advice and recommendations to executive officers or directors.

2.	The measures of the previous paragraph shall also apply if a member of the Audit Committee or the Audit Committee receives from the accounting auditor a report of the discovery of misconduct relating to the performance of duties or a major violation of laws, regulations, or the Articles of Incorporation by an executive officer or director.

Article 15. Preparation of the Audit Committee Report

1.	The Audit Committee shall receive the business report and its supplemental reports, financial statements and their supplemental reports from a representative executive officer and an accounting audit report from the accounting auditor. The party receiving these documents, etc. can be a member of the Audit Committee designated by a resolution of the Audit Committee.

2.	The Audit Committee shall prepare the Audit Committee Report after discussing items stated in the Audit Committee Report, etc.

3.	If a member of the Audit Committee has an opinion differing from the Audit Committee Report in the preceding paragraph, its details shall be added to the Audit Committee Report as a supplementary note.

4.	Each member of the Audit Committee shall sign and seal or apply their digital signature to the Audit Committee Report. A note or record shall be made in the case of outside members of the Audit Committee to that effect.

5.	The four paragraphs above shall also apply for the preparation of extraordinary financial statements or consolidated financial statements.

Article 16. Study and Review of Financial Statements, etc.

The Audit Committee shall receive from a representative director financial statements, interim financial statements, consolidated financial statements, consolidated interim financial statements, and financial statements for submission to the Securities and Exchange Commission (US) (hereinafter, “Financial Statements, etc.”), and inspect and review their contents.

Article 17. Discussions Concerning the Exercise of Authority by Members of the Audit Committee

In the event of members of the Audit Committee exercising their authority or performing their obligations relating to each of the following items, discussions can be held by the Audit Committee in advance.

1.	Explanations in response to questions from shareholders notified to members of the Audit Committee prior to the general meetings of shareholders;

2.	Reports to the Board of Directors or convocations of the Board of Directors;

3.	Demands for the cessation of illegal acts or acts believed to be illegal acts by executive officers or directors;

4.	Matters concerning lawsuits between MUFG and executive officers or directors or multiple derivative actions;

5.	Other matters concerning the filing, etc. of lawsuits; and

6.	Matters calling for the involvement of members of the Audit Committee in response to overseas regulations, etc.

Article 18. Meeting Minutes

1.	The proceedings of the Audit Committee shall be noted or recorded in meeting minutes based on the matters stipulated in Article 111 Paragraph 3 and Paragraph 4 of the Ordinance for Enforcement of the Companies Act, and the members of the Audit Committee shall sign and seal or apply their digital signature to the meeting minutes.

2.	The meeting minutes in the preceding paragraph must be stored at the head office for a period of ten (10) years.

Supplementary Provisions

Article 1.

These regulations shall be effective from April 28, 2017, superseding and replacing the previous regulations (implemented on June 25, 2015 and amended on April 27, 2016 and July 29, 2016).